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                                                                    EXHIBIT 23.1


              INFORMATION REGARDING CONSENT OF ARTHUR ANDERSEN LLP

        We dismissed Arthur Andersen LLP ("Andersen") as our independent auditors, effective June 6, 2002. For additional information, see our Current Report on Form 8-K filed June 13, 2002. After reasonable efforts, we have been unable to obtain Andersen's written consent to the incorporation by reference into this Form S-8 and the related prospectus (the "Registration Statement") of Andersen's audit report with respect to our consolidated financial statements for each of the three years in the period ended March 31, 2002, which is contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2002. Under these circumstances, Rule 437a under the Securities Act permits us to file this Form S-8 without a written consent from Andersen.

        Section 11(a) of the Securities Act provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, an accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared any report or valuation for use in connection with the registration statement.

        Because this Form S-8 does not contain a written consent from Andersen, with respect to transactions in our securities pursuant to the Registration Statement that occur subsequent to the date this Form S-8 is filed with the Securities and Exchange Commission, you will not be able to sue Andersen under
Section 11(a) of the Securities Act and therefore your right of recovery under that section may be limited as a result of the lack of consent. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including our officers and directors, may still rely on Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.